Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of Datawatch Corporation, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 3, 2016

POTRERO CAPITAL RESEARCH PARTNERS, LP
By: Potrero Capital Research, LLC, its General Partner
/s/ Jack Ripsteen Jack Ripsteen
Managing Member

Potrero Capital Research Partners II, LP
By: Potrero Capital Research, LLC, its General Partner
/s/ Jack Ripsteen Jack Ripsteen
Managing Member
Potrero Capital Research, LLC

/s/ Jack Ripsteen Jack Ripsteen
Managing Member

JACK RIPSTEEN
/s/ Jack Ripsteen